UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

CARLYLE GAMING & ENTERTAINMENT LTD.
(Exact Name of Registrant as specified in its charter)

0-20940 (Commission File Number)

COLORADO	84-1210544
(State of Incorporation)	(IRS Employer ID No.)

501 Fifth Avenue, New York, NY 10017
(Address of principal executive offices)

Tel: (212) 682-7888, Fax: (917)591-2291
(Registrant’s telephone number, including area code)

Copies to:
H. Alton Neff, Esq.
1466 Route 88 West
Brick, NJ 08724
Tel: (732) 840-5300
Fax: (732) 458-8767

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, $.001 par value per share
(Title of each class to be registered)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ X ]

Table of Contents

Item No.	Item Caption	Location in Form 10
		Page
1	Business	3
1A	Risk Factors	6
2	Financial Information	12
3	Properties	17
4	Security Ownership of Certain Beneficial Owners and Management	18
5	Directors and Executive Officers	18
6	Executive Compensation	21
7	Certain Relationships and Related Transactions, and Director Independence	22
8	Legal Proceedings	23
9	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	23
10	Recent Sale of Unregistered Securities	23
11	Description of Registrant’s Securities	23
12	Indemnification of Directors and Officers	24
13	Financial Statements and Supplementary Data	24
14	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	24
15	Financial Statements and Exhibits	25

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this registration statement, unless otherwise indicated by the context, references herein to the “Company”, “CARLYLE”, “we”, “us”, “our”, or the “Registrant” means CARLYLE GAMING & ENTERTAINMENT LTD., a Colorado corporation, and its corporate subsidiaries and predecessors.

FORWARD LOOKING STATEMENTS

We caution readers that this registration statement contains forward-looking statements as that term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. We hereby qualify all our forward-looking statements by the following cautionary statements. Forward-looking statements are predictions and not guarantees of future performance or events. Forward-looking statements are based on current expectations rather than historical facts and relate to future events or future financial performance. Such statements are based on currently available financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical experience and present expectations. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Undue reliance should not be placed on forward-looking statements as such statements speak only as of the date on which they are made. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements, are set forth below and in various places in this registration statement, including under the headings Item 1 “Business” and Item 1A “Risk Factors” in this registration statement. These factors include:

  general economic conditions;

  our future capital needs and our ability to obtain financing;

  anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future regulatory environment;

  recent and future economic conditions, including turmoil in the financial and credit markets;

  the effectiveness of our marketing to maintain existing and new attract new customers;

  our ability to contain costs;

  our ability to predict consumer preferences and changes in trends, technology and consumer acceptance of both new designs and newly introduced products;

  changes in the costs of labor and advertising;

  our ability to carry out our business strategies;

  the level of consumer spending for gaming and entertainment;

  our ability to compete; and

  other factors set forth in this registration statement.

You are cautioned that all forward-looking statements involve risks and uncertainties. We undertake no obligation to amend this registration statement or revise publicly these forward-looking statements (other than pursuant to reporting obligations imposed on registrants pursuant to applicable law and the Securities Exchange Act of 1934, as amended) to reflect subsequent events or circumstances.

ITEM 1.	BUSINESS.

Overview

Overview

We were incorporated in Colorado on January 4, 1988 under the Company's previous name Patent Pending, Inc, (PPI). Business activities from inception, through its fiscal year ended September 30, 1994, consisted primarily of reviewing possible business opportunities and acquisitions, and maintaining the business entity. PPI had no operational activities during this period and all expenses incurred were solely related to maintaining the entity and reviewing potential business opportunities. A change of control of the Company occurred in October 1994 and the Company changed its name from "Patent Pending, Inc. " to "Clean-X-Press, Inc.", Another change of control of the Company occurred on May15, 2008 , the Company changed its name to Carlyle Gaming & Entertainment Ltd. ,its symbol changed to CGME and established a fiscal year end of December 31. We were a development stage company from May 2008 until September 2010. We specialize in owning and operating legal and licensed interactive software-based games of chance including sports wagering facilities which are offered as an online service accessible world-wide through the Internet in legal and licensed jurisdictions.

On June 1, 2008, the Company entered into a Common Stock Purchase Agreement with Dobrosoft Ltd. and Dobrosoft Ltd. shareholders; Mr. Vinko Dobrosevic, Mr. Spiros Athanas and Mr. Borut Lozej for one hundred (100%) of the business rights including Domain names, trademarks, proprietary software source codes and company intellectual property of Dobrosoft Ltd. During the due diligence period the Company discovered a material adverse change in the financial position of Dobrosoft Ltd and terminated its agreement with them in September 2008.

In July 2009, the Company purchased one hundred (100%) of the business rights including Domain names, trademarks, proprietary software source codes and company intellectual property of SJCG Company Limited for $300,000 cash.

In November 2009, the company purchased all of the credit card clearing operations from SJCG Company Limited for $800,000. in cash.

We commenced our current operations in September 2010 and launched two web sites: www.betcarlyle.com and www.carlylegaming.com.

Carlyle Gaming & Entertainment Ltd. is the owner and operator of several Internet casino Web sites including the sites located at www.betcarlyle.com and www.carlylegaming.com

Several other country specific licensed Web sites are currently under development. CARLYLE licenses and owns casino gaming and sports book software and the electronic commerce (e-cash) and transaction processing software utilized by the Company’s web sites.

The Company is also currently utilizing additional gaming and transaction processing software under an informal license arrangement with a vendor, International Data Solutions S.A., a Panamanian corporation (IDS). CARLYLE uses this software in its www.betcarlyle.com and www.carlylegaming.com Web sites. In the third quarter of 2010 CARLYLE used this software on a no-cost trial basis. In June 2011, the Company will began making volume-based monthly royalty payments to IDS pursuant to an informal license arrangement. CARLYLE is currently exploring the possibility of entering into a formal license agreement with IDS, one which would either require CARLYLE to pay a fixed fee and/or pay a volume-based royalty.

IDS, also provides the Company with technical and customer support.

CARLYLE earns income through revenues associated with the wagering activities of its Online Casino users.

Our business office is located at 501 Fifth Avenue New York,, NY 10017. This location is adequate for our current needs. Our telephone number is 212-682-7888 and our facsimile is 917-591-2291.

We were a public non-reporting entity that was traded on the Over-the-Counter Pink Sheets under the stock ticker “CGME” On March 13, 2009, The Securities and Exchange Commission (“Commission”) deemed it necessary and appropriate for the protection of investors to accept an Offer of Settlement submitted by Carlyle Gaming & Entertainment Ltd. pursuant to Rule 240(a) of the Rules of Practice of the Commission, 17 C.F.R. § 201.240(a), for the purpose of settlement of these proceedings initiated against Carlyle Gaming & Entertainment Ltd. on February 12, 2009, pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Exchange Act”). Pursuant to Section 12(j) of the Exchange Act, the registration of each class of Carlyle Gaming & Entertainment Ltd. securities registered pursuant to Exchange Act Section 12 was revoked.

COMPETITION

We compete with a number of public and private companies, which provide electronic commerce and/or Internet gaming software. In addition to known current competitors, traditional land-based casino operators and other entities, many of which have significant financial resources, and occupy entrenched position in the market and name-brand recognition, may provide Internet gaming services in the future, and thus become our competitors. As well. Such companies may be able to require that their own software, rather than the software of others, including our gaming software or our e-cash systems and support, be used in connection with their payment mechanisms.

The barriers to entry into most Internet markets are relatively low, making them accessible to a large number of entities and individuals. We believe the principal competitive factors in our industry that create certain barriers to entry include but are not limited to reputation, technology, financial stability and resources, proven track record of successful operations, critical mass (particularly relating to online poker), regulatory compliance, independent oversight and transparency of business practices. While these barriers will limit those able to enter or compete effectively in the market, it is likely that new competitors as well as laws and regulations of governmental authority will be established in the future, in addition to our known current competitors.

Increased competition from current and future competitors may in the future materially adversely affect our business, revenues, operating results and financial condition.

Industry Regulations/Standards

We are subject, both directly and indirectly, to various laws and regulations relating to our business. See “Risk Factors — We are subject to local laws and regulations in the U.S. If any of the laws are amended, compliance could become more expensive and directly affect our income.” We intend to comply with such laws, but new restrictions may arise that could materially adversely affect our Company.

Research and Development

We do not currently have a budget specifically allocated for research and development purposes.

Employees

As of April 1, 2011, we had 4 full time employees.

Company Website

We maintain a website at www.carlylegaming.com

Reports to Security Holders

We are currently not required to deliver an annual report to security holders, and at this time do not anticipate the distribution of such a report.

We will voluntarily file reports with the SEC, be a reporting company and comply with the requirements of the Exchange Act.

The public may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A:	RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Colorado on November 21, 1988. We have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.
We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be approximately $613,405. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to implement our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.
Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. At December 31, 2010, the Company had not yet achieved profitable operations, has accumulated losses of $970,674 since its quasi reorganization. The Company expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans. If we cannot generate sufficient revenues from our services or seek additional funding , we may have to delay the implementation of our business plan.

Risks Related to the Industry

Our business has been and may continue to be materially affected by changes to, or interpretation of, government regulation around the world that may apply to online gaming.

The Company is subject to applicable laws in the jurisdictions in which they operate. Some jurisdictions have introduced regulations attempting to restrict or prohibit Internet gaming, while other jurisdictions have taken the position that Internet gaming is legal and have adopted or are in the process of considering legislation to regulate Internet gaming.

While the U.K. and other European countries such as Malta and Gibraltar are adopting a regulated online gaming approach, there are some opposing views. Some countries, including Italy, Germany and France, where there are state-owned monopolies, are taking action aimed at banning foreign online gaming operators. Such actions by these European Union (E.U.) member states are in conflict with a decision of the European Court of Justice that challenges the monopolies and have prompted the European Commission (EC) to look at creating new legislation that could harmonize online gaming within the E.U., which is in line with the EC’s goal to encourage a free and open cross-border market. There is no indication that any such directives will be introduced in the near term. In the meantime, however, the EC has initiated infringement proceedings against some member states in relation to perceived breaches of Articles 43 and 49 of the EC Treaty (which articles enshrine the principles of freedom of establishment and movement of services). Any decision of the European Court of Justice or legislation promulgated by the EC that effectively prohibits online gaming in E.U. member states could have a severe material adverse effect on our business, revenues, operating results and financial condition.

As companies and consumers involved in Internet gaming are located around the globe, including our licensees and their players, there is uncertainty regarding which government has authority to regulate or legislate the industry. Legislation designed to prohibit Internet gaming was enacted on October 13, 2006 in the United States (UIGEA), and may be adopted in other jurisdictions.

Future decisions may have a material impact on our operations and financial results. There is a risk that governmental authorities may view us as having violated the local law of their end users requirement that each licensee is licensed to operate an Internet gaming business by the governmental authority of the country in which the gaming servers associated with the licensees’ gaming operations are located. Therefore, there is a risk that civil and criminal proceedings, including class actions brought by or on behalf of public entities or private individuals, could be initiated against us, our licensees, Internet service providers, credit card processors, advertisers and others involved in the Internet gaming industry and could involve substantial litigation expense, penalties, fines, injunctions or other remedies or restrictions being imposed upon us or our licensees or others while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition.

There can be no assurance that prohibiting legislation will not be proposed and passed in potentially relevant jurisdictions to legislate or regulate various aspects of the Internet or the Internet gaming industry. The burden of compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations.

There have recently been a number of legal developments associated with the manner in which the business of gaming, and in particular, Internet gaming, is treated in the U.K. and Continental Europe. Some of these developments can be considered as positive and some as negative. In this regard a brief summary of the regulatory situation in the U.K. and Europe follows:

United Kingdom

In September 2007, the U.K. Gambling Act went into effect , which regulates online gaming for the first time in that jurisdiction. Most of the underlying codes in relation to entities established in the U.K., or marketing into the U.K. have now been enacted. However, there is no assurance that the U.K. regulatory regime as interpreted by the Gambling Commission, the Gambling Act’s regulator, will provide a commercially-viable market and may create restrictions that would have a material adverse effect on Carlyle Gaming's customers, business, revenues, operating results and/or financial condition.

Continental Europe

France and Germany:

France and Germany in particular appear to be moving towards imposing greater restrictions on internet gaming operators, both by virtue of proposed changes to legislation and through heightened enforcement measures. In June of 2008, according to the French budget minister, France is set to begin a “controlled opening up” of online gambling markets over the next 18 months. It is possible that adverse legal developments in these countries could have a material adverse impact on the Company . As of January 1, 2008, an extensive ban outlawing almost all forms of online gambling has been ratified by at least 13 of 16 German states. This ban, known as the German Interstate Treaty (“GST”), bans all Web-based gambling or brokering of all wagering and betting games over the Internet, specifically including the placement of bets with companies located in other countries. The GST, however, is currently subject to an appeal before the European Commission.

Italy:

Recent willingness by the Italian government to regulate certain forms of Internet gaming could be perceived as indicative of a liberalization of the Internet gaming industry as a whole in that country. However, at present, the form of regulation put forward has failed to create attractive market conditions for many operators. As such, notwithstanding the fact that this market may appear to be liberalizing, in practice, they have not liberalized in a manner, or to a degree, that is helpful to the Company.

Spain:

Madrid’s regional government has recently implemented new legislation to regulate Internet gaming but it only permits services to be supplied by the licensed entity to Madrid residents. Therefore obtaining a license may be of little commercial value to the Company. Other regions may follow suit. However Spain historically has taken little or no enforcement action against operators of Internet gaming which are based outside the jurisdiction. There is no guarantee however that this position will remain the same if the system of regulation becomes more widespread (so as to create a value in obtaining a license).

Holland:
The Dutch market and the Dutch government has consistently taken steps to support and protect Holland Casino’s monopoly including taking legal action against Internet gaming operators. In the event that the Dutch government seeks to take further steps to protect the online business of Holland Casino by discouraging other operators from operating in the Dutch marketplace, either through changes in legislation or enforcement measures, the Company’s intended operations in the Dutch marketplace could be adversely impacted.

Scandinavia:
Governments in most Scandinavian countries have attempted to discourage their citizens from gambling with online operators by taxing their citizens’ winnings. Generally speaking, winnings realized through a state sponsored operator are not taxable, but winnings from other sources can be subject to inconsistent application of taxation law in relation to domestic and non-domestic products in the E.U. Until such time as the tax authorities in the various countries make an official pronouncement on the manner in which these tax laws will be applied, it is unclear as to what impact these tax policies will have on the business of the Company. In Norway, The government banned online gambling in December 2008, a ban that come into force by the end of 2009. The ban, challenged by the E.U., means only state-owned gambling services will remain legal. In Denmark, the state monopoly on online gambling is being reconsidered by Danish government in light of European Union criticism.

United States

Since the enactment of Unlawful Internet Gambling Enforcement Act "UIGEA" in October 2006, the Company is prohibited from taking any wagers from the U.S. The UIGEA made it illegal to accept any funds connected with unlawful Internet gaming, although some U.S. enforcement agencies claimed that previous existing legislation similarly outlawed both the supply and related payments. We intend to derive our revenues from sources outside of the U.S.

U.S. banks have ceased to accept online gaming transactions. This has inhibited the growth of the industry and our business.

With the enactment of the UIGEA, financial institutions in the United States ceased to accept online gaming transactions. This event continued to have a negative impact on the Internet gaming industry as a whole. There can be no assurance that other financial institutions or credit card issuers outside the United States will not enact additional restrictions. Any such developments would have a material adverse effect on our business, revenues, operating results and financial condition. The loss of a major payment option could have a material adverse affect on our business. In the occurrence online gaming transactions are again accepted in the United States, we would expect revenues and earnings to increase.

There can be no assurance that our systems and measures in place will or can guarantee protection against fraudulent activities and unauthorized access from minors, which could have a material adverse effect on our reputation, business, revenue, operating results and financial conditions. We attempt to mitigate these concerns with systematic controls and a dedicated fraud team. There is an audit trail for every transaction contrary to land-based gaming activities that are primarily cash processors. As well, we establish relationships with financial institutions that are subject to stringent banking regulations in their respective jurisdictions.

The adoption of new laws or changes to or the application of existing laws relating to Internet commerce may affect the growth of our business.

In addition to regulations pertaining specifically to online gaming, we may become subject to any number of laws and regulations that may be adopted with respect to the Internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the Internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the Internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the Internet.

The adoption of new laws or regulations relating to the Internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the Internet, decrease the demand for our products and services, increase our cost of doing business or could otherwise have a material adverse affect on our business, revenues, operating results and financial condition.

Risks Related to Our Business

Most major economies are in a deep recession and unless these economies improve it will adversely impact our business.

The ability to successfully deploy our business model is heavily dependent upon the general state of the economy. We cannot assure you that favorable conditions will exist in the future. A continued long term economic recession in could have a serious adverse economic impact on us and our ability to obtain funding and generate projected revenues. Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities.

Our business depends on the reliability of the infrastructure that supports the Internet and the viability of the Internet.

The growth of Internet usage has caused frequent interruptions and delays in processing and transmitting data over the Internet. There can be no assurance that the Internet infrastructure or the Company’s own network systems will continue to be able to support the demands placed on it by the continued growth of the Internet, the overall online gaming industry or that of our customers.

The Internet’s viability could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the Internet as a viable channel.

End-users of our software depend on Internet Service Providers (“ISPs”), online service providers and our system infrastructure for access to the Internet gaming sites operated by our licensees. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption. Our licensees may lose customers as a result of delays or interruption in service, including delays or interruptions relating to high volumes of traffic or technological problems. As a result, we may not be able to meet a level of service that we have contracted for, and we may be in breach of our contractual commitments, which could materially adversely affect our business, revenues, operating results and financial condition.

Internet gaming is a developing industry and therefore, we do not know if the market will continue to develop and our products and services will continue to be in demand.

The Internet gaming industry continues to evolve rapidly and is characterized by an increasing number of market entrants. The demand and acceptance for new products and services are subject to a level of uncertainty and growing competition, and if our production services do not continue to receive market acceptance, our business, revenues, operating results and financial condition could be materially adversely affected.

Internet gaming software and electronic commerce services are subject to security risks, which may inhibit the growth of the industry and the acceptance of our products and services.

Internet gaming software and electronic commerce services are reliant on technologies and network systems to securely handle transactions and user information over the Internet, which may be vulnerable to system intrusions, unauthorized access or manipulation. As users become increasingly sophisticated and devise new ways to commit fraud, our security and network systems may be tested and subject to attack.

The Company will implemented measures to protect against these intrusions. However, there is no assurance that all such intrusions or attacks will or can be prevented in the future, and any system intrusion/attack may cause a delay, interruption or financial loss, which could have a material adverse effect on our business, revenue, operating results and financial condition.

We compete with a number of public and private companies, which provide electronic commerce and/or Internet gaming software. In addition to known current competitors, traditional land-based casino operators and other entities, many of which have significant financial resources, an entrenched position in the market and name-brand recognition, may provide Internet gaming services in the future, and thus become our competitors. As well, such companies may be able to require that their own software, rather than the software of others, including our gaming software or our e-cash systems and support, be used in connection with their payment mechanisms.

The barriers to entry into most Internet markets are relatively low, making them accessible to a large number of entities and individuals. We believe the principal competitive factors in our industry that create certain barriers to entry include reputation, technology, financial stability and resources, proven track record of successful operations, critical mass (particularly relating to online poker), regulatory compliance, independent oversight and transparency of business practices. While these barriers will limit those able to enter or compete effectively in the market, it is likely that new competitors will be established in the future, in addition to our known current competitors.

Increased competition from current and future competitors may in the future could materially adversely affect our business, revenues, operating results and financial condition.

We may make acquisitions or form joint ventures that are unsuccessful.

Our ability to grow is dependent on our ability to successfully acquire other companies, which creates substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

There is no assurance of a public market or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We must be able to develop and implement an expansion strategy and manage our growth.

Our success depends in part on our ability to grow and take advantage of efficiencies of scale. To accomplish our growth strategy, we may be required to raise and invest additional capital and resources and expand our geographic markets. We cannot be assured that we will be successful in raising the required capital.

Our future growth depends on our ability to develop and retain customers.

Our future growth depends to a large extent on our ability to effectively anticipate and adapt to customer requirements and offer services that meet customer demands. If we are unable to attract new customers and/or retain new customers, our business, results of operations and financial condition may be materially adversely affected.

We will need to continue to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

We continue to seek technical and managerial staff members. There is a high demand for highly trained and managerial staff members. If we are not able to fill these positions, it may have an adverse affect on our business.

We may conduct future offerings of our common stock and preferred stock and pay debt obligations with our common and preferred stock which may diminish our investors’ pro rata ownership and depress our stock price.

We reserve the right to make future offers and sales, either public or private, of our securities, including shares of our preferred stock, common stock or securities convertible into common stock at prices differing from the price of the common stock previously issued. In the event that any such future sales of securities are affected or we use our common or preferred stock to pay principal or interest on our debt obligations, an investor’s pro rata ownership interest may be reduced to the extent of any such future sales.

ITEM 2.	FINANCIAL INFORMATION.

This registration statement contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. Future filings with the Securities and Exchange Commission, or SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Financial Information” and elsewhere throughout this registration statement on Form 10.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made and, except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The following financial data is referenced to, and should be read in conjunction with, the Consolidated Financial Statements of Carlyle Gaming & Entertainment Ltd. and related Notes thereto for the respective periods, contained elsewhere in this report.

Overview

We were incorporated in Colorado on November 21, 1988 under the Company's previous name Patent Pending, Inc, business activities from inception through its fiscal year ended September 30, 1994, consisted primarily of reviewing possible business opportunities and acquisitions, and maintaining the business entity. PPI had no operational activities during this period and all expenses incurred were solely related to maintaining the entity and reviewing potential business opportunities. A change of control of the Company occurred in October 1994 and the Company changed its name from "Patent Pending, Inc. " to "Clean-X-Press, Inc.", Another change of control of the Company occurred on May15, 2008 , the Company changed its name to Carlyle Gaming & Entertainment Ltd. ,its symbol changed to CGME and established a fiscal year end of January 31. We were a development stage company from May 2008 until September 2010. We specialize in owning and operating legal and licensed interactive software-based games of chance including sports wagering facilities which are offered as an online service accessible worldwide through the Internet in legal and licensed jurisdictions.

  Our primary activities were conducted and consisted of the following:

  Developing our business model;

  Market research and analysis;

  Purchasing, testing and evaluating software, hardware and other related technologies;

  Recruiting and training employees;

  Initial planning and development of our Web site, known as www.carlylegaming.com and www.betcarlyle.com.

  Developing our information systems infrastructure; and

  Establishing finance and administrative functions.

On September 10, 2010, we launched the www.carlylegaming.com and www.betcarlyle.com. websites. Currently these sites are live and in a play for fun testing mode and are not generating income.

In May 2011, we will begin taking live wagering on both www.carlylegaming.com and www.betcarlyle.com and commence generating revenue.

We continued these initial activities and also focused on:

  Increasing marketing activities;

  Launching new online gaming Web sites;

  Implementing improved gaming software and payment solutions.

  Improving the functionality and appearance of the Web sites; and

  Enhancing our financial, infrastructure and administrative capabilities.

We intend to continue to increase our marketing and administrative activities, and to increase other operating expense as required to build our business.

We have incurred significant losses and negative cash flows from operations in every fiscal period since inception due to the initial research, technology infrastructure development and starting of our business. Our revenues have not been sufficient to cover our expenses to date. In order to significantly increase revenues we will be required to incur significant advertising and promotional expenses. We anticipate additional revenues to occur in the fall and winter months, when wagering on professional and college football and, to a lesser extent basketball, and internet gaming activities as a whole, are expected to be at their highest levels. In anticipation of an expansion of our operations, we have recently employed additional management personnel. We intend to employ additional personnel in such areas as sales, technical support and finance. These actual and proposed increases in personnel will significantly increase our selling, general and administrative expenses.

The following discussion of our financial condition and results of operations for the years ended December 31, 2010 and 2009 the Quasi Reorganization June 18, 2007 to December 31, 2010 should be read in conjunction with our financial statements and the related notes appearing elsewhere in the Form 10.

Our limited operating history and the uncertain nature of the markets we address or intend to address make prediction of our future results of operations difficult. Our operations may never generate significant revenues, and we may never achieve profitable operations. Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, including the seasonal effects of the sports book and online casino operations, many of which are outside our control.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations for Year ended December 31, 2010 as Compared to Year ended December 31, 2009.

For the year ended December 31, 2010 and for the year ended December 31, 2009 and for the period from quasi reorganization June 18, 2007 to December 31, 2010 the Company did not generate any revenue as we were a development stage company until September 2010.

Total operating expenses for the year ended December 31, 2010 were $578,605, a 49% increase from total operating expenses for the year ended December 31, 2009 of $388,569. Included in total operating expenses were management salaries of $502,500 and professional fees of $ 16,000 for the year ended December 31, 2010, a 40% increase from management salaries expenses of $367,500 and professional fees of $3,500 for the year ended December 31, 2009.

The increase in management salaries expenses and professional fees is primarily the result of increased overall administrative expenses due to our commencement of operations in 2010, which required taking on necessary expenditures to attempt to implement the various marketing and administrative controls needed.

Interest expense for the year ended December 31, 2010 was $60,105 a 248% increase from interest expenses of $17,569 for the year ended December 31, 2009. The increase was primarily due to our agreements to purchase gaming software and domains and a credit facility with Intercapital Management Ltd. (see credit facilities section below).

Liquidity and Capital Resources and Cash Requirements

We financed our working capital requirements during the year ended December 31, 2010 and 2009 and for the Quasi Reorganization June 18, 2007 to December 31, 2010 with existing cash balances and existing credit facilities primarily from Intercapital Management (Canada) Ltd. during such periods.

Our existing credit facility is the following:

(a) We have entered into a Loan and Security agreement with Intercapital Management (Canada) Ltd. whereby Intercapital Management (Canada) Ltd. made available a line of credit of $1,000,000. In consideration for the line of credit, we have granted a security interest by way of: (i) accounts; (ii) software and hardware; (iii) contract rights; and (iv) fixed assets and other assets. Interest is charged at the prime rate plus 1%. The term of the agreement shall continue until the latest of: (a) 60 days after either party provides written notice of termination to the other. The agreement is also personally guaranteed by our Chief Executive Officer.

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified, subject to the availability of adequate capital as outlined below:

Short Term (1-3 months)

Continue to build strategic partnerships and initiate our sales and marketing plans, which are focused on gaining market share.

Medium Term (3 – 12 months)

Focus on recruitment of professional staff, training and continuous professional development with existing professional staff.

Long Term (2- 5 years)

Continue to modify our strategy to meet our customer’s changing needs. This will involves setting the right expectations with the end client, as well as its existing professional staff, continuous assessment and monitoring, constructive feedback, appropriate coaching and mentoring. Continue our international expansion.

We anticipate that our operational, general and administrative expenses for the next 12 months will total $613,405. The estimated breakdown is as follows:

Web Development	$27,500.00
Legal/Accounting	$7,500.00
Computer hardware and software systems	$150,000.00
Telecommunications and internet	$25,200.00
Employee recruitment and training	$25,000.00
Advertising	$85,000.00
Automotive	$4,150.00
Charitable contributions	$750.00
Depreciation expense	$2,325.00
Employee benefits	$19,880.00
Meals and entertainment	$3,700.00
Insurance	$1,500.00
Professional office salaries	$175,000.00
Office supplies	$6,000.00
General and administrative	$2,400.00
Professional development	$3,600.00
Professional fees	$28,000.00
Rent	$12,500.00
Repairs & Maintenance	$600.00
Telephone	$7,800.00
Travel	$25,000.00

Total Expenses	$613,405.00

The above represents our Managements best estimate of our cash requirements based on our business plans and current market conditions. The above is based on our ability to raise sufficient financing and generate adequate revenues to meet our cash flow requirements. The actual allocation between expenses may vary depending on the actual funds raised and the industry and market conditions over the next 12 months. We plan to focus our initial sales efforts in licensed jurisdictions in Europe and South America.

There is no assurance that our company will be able to obtain further funds required for our continued working capital requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the continued financial support from our shareholders, our ability to obtain necessary equity financing to continue operations, and achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited consolidated financial statements our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Future Financing Requirements

We will need to obtain proper funding from equity and/or additional debt financing in order to be able to fulfill our projections for the balance of the fiscal year ended December 31, 2011 and fiscal year ended December 31, 2012. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our business objectives and will greatly affect our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Revenue Recognition

Gaming revenues are recognized when the sporting event or game of chance has been completed. Deposits held by the Company for individual customers are recorded as customer account deposits until earned by the Company or returned to the customer. Gaming revenues are presented on a net basis (i.e., net of customer winnings).

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future consequences of events that have been recognized in our financial statements and income tax returns. We periodically review our historical and projected taxable income and consider available information and evidence to determine if it is more likely than not that a portion of the deferred tax assets will be realized. A valuation allowance is established to reduce the deferred tax assets to the amount that is more likely than not to be realized. At December 31, 2010 and 2009, we have recorded a full valuation allowance on our deferred tax assets.

Effect of New Accounting Standards

See Note 3, “Summary of Significant Accounting Policies,” included in the Notes to the Consolidated Financial Statements contained elsewhere in this report for a discussion of recent accounting developments and their impact on our consolidated financial statements. None of the new accounting standards are anticipated to materially impact us.

ITEM 3.	PROPERTIES.

We maintain office space in New York, NY and Montreal, Quebec. Office space is provided by Intercapital Management Ltd. an investment company controlled by Sandy J. Masselli, Jr..

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of April 1, 2011, the number of shares of common stock owned of record and beneficially by our executive officers, directors, our executive officers and directors as a group, and persons who beneficially own 5% or more of the outstanding shares of our common stock.

	Name and Address	Amount and Nature
Title of Class	of Beneficial Owner (1)	of Beneficial Ownership		Percent of class*
Common Stock	Sandy J. Masselli, Jr. (2)	5,876,385	(6)	14.3%
Common Stock	Alexander Kennedy (3)	2,054,680		5.0%
Common Stock	Pat Cicalese (4)	2,226,668		5.4%
Common Stock	Joseph L.Picco, Jr. .5)	2,054,680		5.0%
Common Stock	Domenic Filigno (5)	2,054,680		5.0%
Common Stock	Intercapital Management Ltd.(6)	18,081,000	(6)	44.0%
Common Stock	ABS Holdings Limited	6,000,000		14.6%

Common Stock	Officers and Directors as a group (5 persons)	32,348,093		78.7%

* Based on 41,093,601 shares of the Registrant’s common stock outstanding as of April 1, 2011.
(1)	Unless otherwise noted, the business address of each member of our Board of Directors is c/o CARLYLE GAMING & ENTERTAINMENT LTD. , 501 5th Avenue, New York, NY 10017.
(2)	Mr. Masselli is our Chief Executive Officer & Chairman of the Board.
(3)	Mr. Kennedy is our Chief Financial Officer.
(4)	Mr. Cicalese is Vice President of Operations.
(5)	Such individual is a member of the Board of Directors.
(6)	Includes 23,184, 658 shares owned by Mr. Masselli amount consists of (i) 18,081,000 shares of Common Stock held, directly or indirectly, by Intercapital Management Ltd, Mr. Masselli's family and trusts, with respect to which Mr. Masselli is in a position to exercise voting and investment power.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

ITEM 5.	DIRECTORS AND OFFICERS.

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at October 1, 2010.

Our officers and directors are as follows:

			OFFICER AND/OR
NAME	AGE	POSITION	DIRECTOR SINCE

Sandy J. Masselli, Jr.	48	Chief Executive Officer	May 2008
		Chairman of the Board &
		Director

Pat Cicalese, Director	70	Vice President Operations &	December 2008
		Director
Domenic Filigno	50	Director & Secretary	June 2010

Joseph L.Picco, Jr.	48	Director	June 2010
Alexander Kennedy	75	Vice President, Chief Financial	May 2008
		Officer & Director

Our directors serve in such capacity until the first annual meeting of our shareholders and until their successors have been elected and qualified. Our officers serve at the discretion of our board of directors, until their death, or until they resign or have been removed from office.

Executive Officers

Sandy J. Masselli, Jr. Chief Executive Officer, Chairman and Director

Mr. Sandy J. Masselli, Jr. has served as the Chairman of the Board, Chief Executive Officer, and a Director of the Company since May 15, 2008. From May 1990 to the present, Mr. Masselli has served as Managing Director of Intercapital Asset Management Company, Inc., an investment advisory company, where he has been responsible for the selection and monitoring of investments as well as merchant banking activities. From May 1981 until May 1990, Mr. Masselli worked as a Vice President or Senior Vice President at several major securities and brokerage firms, including Prudential Securities, Inc., Drexel Burnham Lambert, Inc., Shearson Lehman Hutton, Inc. and Merrill Lynch Pierce Fenner & Smith, Inc. From January 1998 to November 2006, Mr. Masselli has severed as the Chairman of the Board and Chief Executive Officer of Total Entertainment, Inc. Mr. Masselli was the founder of Total Entertainment, Inc. one of the first companies involved in internet gaming. He holds a Bachelor of Arts degree in Political Science from Monmouth University.

Pat Cicalese, Director & Vice President Operations

Mr. Pat Cicalese has served as a Director of the Company since December 15, 2008. He has over 50 years experience as a professional in the gaming industry. He has severed as a consultant to two Atlantic City casinos and numerous casinos in Las Vegas such as the Mirage and MGM Grand. Mr. Cicalese has also been a consultant to many leading online gaming casinos and sports books. He has been active in the land development business and created the famed Haunted Mansion and amusement pier in Long Branch New Jersey. Presently he serves on the board of directors of five cemetery companies in the New York / New Jersey area.

Domenic Filigno, Director & Secretary

Mr. Domenic Filigno has served as a Director of the Company since June 15, 2010. He has over 30 years of satellite and broadband engineering experience having worked for some of Canada’s largest companies such as Starchoice Communications Inc.; VDN Cable Inc. and Satellite Supply / Program Source. Mr. Filigno is currently the Technical Sales Manager for Unique Broadband Systems Ltd., a leading developer and manufacture of Digital Broadband Wireless products and systems.

Joesph L. Picco, Jr. Director

Mr. Joseph L. Picco, Jr. has served as a Director of the Company since June 15, 2010. He has over 35 years of residential and commericial land development experience. He is currentley the Chief Executive Office and President of Lincolt Development Corporation headquartered in Monmouth County New Jersey.

Alexander Kennedy, Vice President, Chief Financial Officer & Director

Mr. Alexander Kennedy, has served as Vice President, Chief Financial Officer & Director of the Company since May 15, 2008. He has over 50 years of corporate and financial experience. Mr. Kennedy was previously held the position of Vice President of Sales and Operations for Towers Department Stores Canada Ltd, President of Collegiate Sportsworld (IMASCA) a division of British American Tobacco p.l.c. and is currently in partnership in three automobile dealerships. In his extensive business career Mr. Kennedy has managed over 15,000 employees at 46 separate locations with over $800 million in annual revenue.

Involvement in Certain Legal Proceedings.

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.

Being found by a court of competent jurisdiction (in a civil action) , the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 6.	EXECUTIVE COMPENSATION.

Summary Executive Compensation Table

							Change in
							pension value
							and
						Non-equity	nonqualified
Name						incentive	deferred
and					Option	plan	compensation	All other
principal		Salary	Bonus	Stock awards	awards	compensation	earnings	compensation	Total
position	Year	($) (a)	($)	($)	($)	($)	($)	($)	($)

Sandy J,
Masselli, Jr.,	2010	190,000 (1)	0	0	0	0	0	0	190,000
CEO	2009	142,500 (2)	0	0	0	0	0	0	142,500

Pat Cicalese ,	2010	150,000 (3)	0	0	0	0	0	0	150,000
Director VP
Operations	2009	112,500 (4)	0	0	0	0	0	0	112,500

Alexander
Kennedy,	2010	150,000 (5)	0	0	0	0	0		150,000
CFO	2009	112,500 (6)	0	0	0	0	0	0	112,500

(a)

Our senior executives have agreed to defer all past compensation until such time that (i) we have a net income of greater than $2 million, (ii) we obtain quotation on the OTCBB and (iii) all required dividend payments are current and fully paid. Once we satisfy these requirements we can pay the senior executives amounts equal to 15% of our net income.

(1)	Salary for services as our Chief Executive Officer during 2010, $34,570 was used to pay for share subscriptions of $ 34,569.94 and $107,930 was accrued as a payable as of December 31, 2010.

(2)	Salary for services as our Chief Executive Officer during 2009, was accrued as a payable as of December 31, 2019.

(3)	Salary for services as our Vice President of Operations during 2010, was accrued as a payable as of December 31, 2010.

(4)	Salary for services as our Vice President of Operations during 2009, which was was accrued as a payable as of December 31, 2019.

(5)	Salary for services as our Chief Financial Officer during 2010, was accrued as a payable as of December 31, 2010.

(6)	Salary for services as our Chief Financial Officer during 2009, was accrued as a payable as of December 31, 2009.

Compensation of Directors

At this time no Directors have been compensated.
Commencing in 2011, each member of the Board of Directors, including the executive officers listed above will receive $20,000 as compensation for serving on our Board of Directors.

Employment Agreements

At this time there are no Executive Employment Agreements.
The Company at a later date will enter into five-year employment agreements with each of the following executives at the salary noted below. Each agreement is automatically renewed for a minimum of two-years unless notification is given by either party at least thirty (30) days before expiration of such agreements. Each executive has the opportunity, to receive a bonus that can be as high as 100% of their base salary based on the approval by and determined by the Board of Directors based on certain agreed upon performance goals. plus, if our gaming revenue is greater than the gaming revenue forecast that was approved by the Board of Directors (the “Approved Gaming Revenue Plan”), each individual will receive, as noted below, an additional bonus that is a percentage of the gaming revenue that are above the gaming revenue in the Approved Gaming Revenue Plan (the “Override”). These executives will receive two years severance if they are terminated without cause.

Sandy J. Masselli, Jr. is employed to serve as our Chief Executive Officer, at an annual minimum salary of $190,000 from year-to-year and an annual Override of 1.5% of gaming revenue that is above the amount set forth in the Approved Gaming Revenue Plan.

Pat Cicalese is employed to serve as our Vice President of Operations, at an annual minimum salary of 150,000 from year-to-year and an annual Override of 0.15% of gaming revenue that is above the amount set forth in the Approved Gaming Revenue Plan.

Alexander Kennedy is employed to serve as our Chief Financial Officer, at an annual minimum salary of $150,000 from year-to-year and an annual Override of 0.15% of gaming revenue that is above the amount set forth in the Approved Gaming Revenue Plan.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Mr. Sandy J. Masselli, Jr. the Company's Chairman and CEO, is the principle shareholder and managing director of Intercapital Management, Ltd., the majority shareholder of the Company and one of our creditors. On May 19, 2008, Sandy J. Masselli, Jr. the Company's Chairman and CEO sold 6,000,000 common shares of Carlyle Gaming & Entertainment Ltd. from his personal holdings in a private transaction to ABS Holdings Limited Attention: Mr. Borut Lozej for $0.105 per share. Also on June 30, 2008, Mr. Masselli transferred 915,000 common shares of Carlyle Gaming & Entertainment Ltd. from his personal holdings to Mr. Spiros Athanas pursuant to a settlement agreement of a lawsuit filed by Mr. Athana's company Olympic Sports Data Services, Ltd. against Mr. Masselli and his previous employer Total Entertainment, Inc / FKA Total Apparel Group, Inc and SBG Global Limited, defendants'. The lawsuit involved the sale of a domain name owned by Mr. Masselli's previous employer Total Apparel Group, Inc.

ITEM 8.	LEGAL PROCEEDINGS.

There are no legal proceedings pending or threatened against us.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm our business.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is presently no public market for our shares of common stock. We anticipate engaging a market maker to apply for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders. As of April 1, 2011, we had approximately 750 shareholders of common stock.

Dividends. We have not paid any cash dividends on our common stock to date and do not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant's business.

Equity Compensation Plan Information: We currently have no equity compensation plan either approved or not approved by security holders, and there are no securities currently authorized for issuance under any equity compensation plan. However, the Board of Directors has previously approved share based compensation in lieu of cash compensation to various consultants and employees. Such share based compensation is recognized at the time of grant equal to the fair value of the stock award at the time of the grant as the awards generally do not require a service or vesting period.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

There were no securities sold during these periods.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 1,000,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”), and 50,000,000 are shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

As of April 1, 2011, 41, 093,601 shares of Common Stock issued and outstanding.

As of As of April 1, 2011, the Company had no Preferred Stock issued or outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Our holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of our Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of preferred stockholders. Our shareholders do not have cumulative or preemptive rights.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of our Common Stock.

As of As of April 1, 2011, the Company had no Preferred Stock authorized.

Warrants

As of As of April 1, 2011, the Company had no Warrants authorized.

Options

As of April 1, 2011, the Company had no Options authorized.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Colorado corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”). Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See pages F-1 through F-13 appearing at the end of this registration statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit
Number	Description

2.1	Articles of Incorporation filed on January 4, 1988 *

2.2	By-Laws *

2.3	Colorado Certificate of Good Standing *

3.1	Standby Commitment Agreement between Carlyle Gaming & Entertainment Ltd and Intercapital Management (Canada) Ltd. Dated June 1, 2009 *

3.2	Promissory Note in the amount of $300,000 between Carlyle Gaming & Entertainment Ltd and Intercapital Management (Canada) Ltd.Dated August 7, 2009 *

3.3	Promissory Note in the amount of $800,000 between Carlyle Gaming & Entertainment Ltd and Intercapital Management (Canada) Ltd.Dated September 25, 2009 *

* Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 1, 2011	CARLYLE GAMING & ENTERTAINMENT LTD.

By: /s/ Sandy John Masselli, Jr.
Name: Sandy J. Masselli, Jr.
Title: CEO and Director

CARLYLE GAMING & ENTERTAINMENT LTD.
FINANCIAL STATEMENTS
INDEX

Page
April 1, 2011
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at December 31, 2010	F-3

Statements of Operations for the years ended December 31, 2010 and 2009 And for the period from Quasi Reorganization June 18, 2007 to December 31, 2010 And for the period from Quasi Reorganization June 18, 2007 to December 31, 2010	F-4

Statements of Stockholders' Equity for the years ended December 31, 2010 and for the Quasi Reorganization June 18, 2007 to December 31, 2010	F-5

Statements of Cash Flows for the years ended December 31, 2010 and 2009 and for the period from Quasi Reorganization June 18, 2007 to December 31, 2010	F-7

Notes to Financial Statements Notes 1 -11	F-8 - F-14

Carlyle Gaming & Entertainment Ltd.

Financial Statements

December 31, 2010

K. R. MARGETSON LTD. *	Chartered Accountant
keith@krmargetson.com
Sechelt office	North Vancouver office
PO Box 45, 5588 Inlet Avenue	331 East 5th Street
Sechelt BC V0N 3A0	North Vancouver BC V7L 1M1
Tel: 604.885.2810	Tel: 604.929.0819
Fax: (toll free both offices) 1.877.874.9583	* denotes an incorporated professional

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Carlyle Gaming & Entertainment Ltd.:

I have audited the accompanying balance sheets of Carlyle Gaming & Entertainment Ltd. (a Development Stage Company) as of December 31, 2010 and 2009 and the related statements of operations, stockholders' equity and cash flows for the two years then ended and for period from quasi reorganization, June 18, 2007 to December 31, 2010. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended and for the period from quasi reorganization, June 18, 2007 to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared using accounting principles generally accepted in the Unites States of America assuming that the Company will continue as a going concern. As discussed in Note21 to the financial statements, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to their planned financing and other matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

North Vancouver, Canada	“K. R. Margetson Ltd.”
April 6, 2011	Chartered Accountant

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
(A Development Stage Company)
BALANCE SHEETS
(Audited)
As at December 31, 2010 and 2009

	2010	2009
ASSETS

Goodwill on quasi reorganization - Note 3	$240,000	$240,000

Intangible asset - Note 4
Rights to gaming software and domains	1,100,000	1,100,000

Total Assets	$1,340,000	$1,340,000

LIABILTIES
Current liabilities
Accrued liabilities	$35,500	$7,000
Accrued liabilities - related parties - Note 5	900,604	350,499
Current portion of notes payable to related party	1,100,000	-
	2,036,104	357,499

Notes payable to related party - Note 6	-	1,100,000
	2,036,104	1,457,499
Going Concern - Note 2
Contingency - Note 9
STOCKHOLDERS' EQUITY
Capital Stock - Note 7
Authorized:
100,000,000 common stock with a par value of $0.001
50,000 000 preferred stock without par value
Issued and outstanding
41,093,601 common stock	41,094	41,094
Additional paid in capital	233,476	233,476
	274,570	274,570

Defict accumulated during the development stage	(970,674)	(392,069)
Total Stockholders' Equity	(696,104)	(117,499)

Total Liabilites and Stockholders' Equity	$1,340,000	$1,340,000

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
For the years ended December 31, 2010 and 2009
And for the period from quasi reorganization June 18, 2007 to December 31, 2010
(Audited)

			For thee period
			from quasi
			reorganization,
	For the year	For the year	June 18, 2007 to
	ended Dec 31,	ended Dec 31,	December 31,
	2010	2009	2010
Expenses
Interest to related party	$60,105	$17,569	$77,674
Management salaries	502,500	367,500	870,000
Professional fees	16,000	3,500	23,000

Total expenses	578,605	388,569	970,674

Net loss and comprehensive loss for the period	$(578,605)	$(388,569)	$(970,674)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average number of shares outstanding	41,093,601	35,177,848

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
For the period from quasi reorganization, June 18, 2007 to December 31, 2010
Audited

					Deficit
					Accumulated
			Additional	Share	during the
	Common Stock		Paid in	subscriptions	development
	Shares	Amount	Capital	receivable	stage	Total

June 18, 2007, quasi re-organization	6,523,667	$6,524	$233,476		$-	$240,000
Net loss and comprehensive loss, December 31, 2007	-	-	-		(1,500)	(1,500)
Balance, December 31, 2007	6,523,667	6,524	233,476		(1,500)	238,500
Issuance of shares for cash to be received, May 15, 2008	1,569,934	1,570	-	(1,570)		-
Issuance of shares for cash to be received, June 30, 2008	11,000,000	11,000	-	(11,000)	-	-
Issuance of shares for cash to be received, July 15, 2008	4,000,000	4,000	-	(4,000)	-	-
Issuance of shares for cash to be received, October 10, 2008	3,750,000	3,750	-	(3,750)	-	-
Net loss and comprehensive loss, December 31, 2008	-	-	-	-	(2,000)	(2,000)
Balance, December 31, 2008	26,843,601	26,844	233,476	(20,320)	(3,500)	236,500
Continued

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (continued)
For the period from quasi reorganization, June 18, 2007 to December 31, 2010
Audited

					Deficit
					accumulated
			Additional	Share	during the
	Common stock		paid in	subscriptions	development
	Shares	Amount	capital	receivable	stage	Total
Balance, December 31, 2008	26,843,601	$26,844	$233,476	$(20,320)	$(3,500)	$236,500
Issuance of shares for cash to be received, Feb 16, 2009,	13,000,000	13,000	-	(13,000)	-	-
Issuance of shares for cash to be received, May 11, 2009,	1,250,000	1,250	-	(1,250)	-	-
Cash received for debt for share subscriptions	-	-	-	34,570	-	34,570
Net loss and comprehensive loss, December 31, 2009	-	-	-	-	(388,569)	(388,569)
Balance, December 31, 2009	41,093,601	41,094	233,476	-	(392,069)	(117,499)
Net loss and comprehensive loss, December 31, 2010					(578,605)	(578,605)
Balance, December 31, 2010	41,093,601	$41,094	$233,476	-	$(970,674)	$(696,104)

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010 and 2009
And for the period from quasi reorganization, June 18, 2007 to December 31, 2010
(Audited)

			For the period
			from quasi
			reorganization,
	For the year	For the year	June 18, 2007 to
	ended Dec 31,	ended Dec 31,	December 31,
	2010	2009	2010

Operating activities
Net loss and comprehensive loss for the period	$(578,605)	$(388,569)	$(970,674)
Changes in non-cash working capital balances
Accrued liabilities	28,500	3,500	35,500
Accrued liabilities - related parties	550,105	385,069	935,174
Cash provided by (used in) operating activities	-	-	-

Investing activities
Purchase of rights to gaming software	-	(1,100,000)	(1,100,000)
Cash provided by (used in) investing activities	-	(1,100,000)	(1,100,000)

Financing activites
Notes payable	-	1,100,000	1,100,000
Cash provided by (used in) financing activities	-	1,100,000	1,100,000

Increase (decrease) in cash and cash equivalents during the period	-	-	-
Cash and cash equivalents, beginning of the period	-	-	-
Cash and cash equivalents, end of the period	$-	$-	$-

Supplemented disclosure of cash flow information:
Non-cash Financing Activities
Recognition of goodwill and 6,523,667 shares of common stock	$-	$-	$240,000
34,569,934 shares issued for debt	$-	$34,570	$34,570

Cash paid for:
Interest	$60,105	$17,569	$77,674
Income taxes	$-	$-	$-

See Accompanying Notes to Financial Statements

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Note 1	Incorporation and quasi reorganization

Carlyle Gaming & Entertainment Ltd (the “Company”) was incorporated as Clean-X-Press, Inc .on January 4, 1988 under the laws of the State of Colorado. On November 1, 1998, the Company was dissolved by the State of Colorado and on July 18, 2007, the Company was re-instated, under a sole corporate guardianship. The Company has treated this event as a quasi reorganization.

Since July 18, 2007, the Company has been in the development stage (see below), devoting its efforts to the establishment of an online gaming business.

On May 15, 2008, the Company changed its name to Carlyle Gaming & Entertainment Ltd. On that same day, the Directors authorized a reverse stock split of 1:15. These financial statements give retroactive effect to that roll back.

Note 2	Significant Accounting policies

Basis of Presentation

The Company’s financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2010, the Company had not yet achieved profitable operations, has accumulated losses of $974,174 since its quasi reorganization. The Company expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans

Revenue Recognition

The Company recognizes revenue when a contract is in place, goods and services are delivered to the purchaser and collectability is reasonably assured.

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Development Stage Company.

The Company is a development stage company as defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-915, “Development Stage Entities”. The Company is still in the developmental stage, devoting substantially all of its present efforts to establish its business and its planned principal operations have not commenced, as only one subsidiary has started to realize some revenues but has not achieved full operations. All losses accumulated since re-organization have been considered as part of the Company’s development stage activities.

Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard established a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk. The Company has adopted ASC 825, “Financial Instruments”, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Financial Instruments

The carrying values of accrued liabilities, and accrued liabilities – related parties and notes due related parties approximates the fair value because of their short-term nature of these instruments or their interest rate. Management is of the opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments. The interest rate on the note payable to related party is a variable rate and, as such, the Company is exposed to interest risk on this instrument.

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Goodwill

In recording goodwill, the Company follows the guidance under ASC Topic 350-20-25 “Intangibles – Goodwill and Other - Goodwill” wherein the excess reorganization value recognized by entities that adopt fresh-start reporting in accordance with ASC Topic 852 ‘Reorganizations’ shall be reported as goodwill and accounted for in the same manner as goodwill. Goodwill is tested for impairment on an annual basis.

Other Intangibles

Software, licenses and other rights have been capitalized in accordance with ASC Topic 350-40 “Intangibles – Goodwill and Other – Internal-Use Software.” Amortization will begin when the software is ready for its intended use and calculated on a straight line basis over its estimated useful life.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with FASB ASC Topic, 360.10, Property, Plant and Equipment, Impairment or Disposal of Long-Lived Assets. This guidance requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. No impairment has been recognized in the accounts.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net loss per share in accordance with FASB ASC Topic 260, "Earnings Per Share". This topic requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2010 and 2009, the Company did not have any cash equivalents.

Derivative Instruments

The Company follows FASB ASC 815, “Derivatives and Hedges”. This standard establish accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivative contracts to hedge existing risks or for speculative purposes.

Recent Accounting Pronouncements

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3	Goodwill on quasi reorganization

The Company was officially dissolved for 9 years starting November 1, 1998. On July 18, 2007, a plaintiff was granted guardianship by the District Court, Arapahoe County, State of Colorado, to gain full and absolute authority to conduct the affairs of the Company. The Company thus emerged from dissolution but without tangible assets or liabilities. Further, accumulated losses and additional paid in capital were indeterminable, as accounting records were not entered during the period of dissolution.

Shortly after emergence, the guardian sold all of the deliverable shares of the Company, representing 88% of the total issued and outstanding shares, for $240,000. Following the guidance under FASB ASC Topic 852-20 “Reorganizations” management estimated the value of the net assets at $240,000. Accumulated deficit was adjusted to nil, shares of common capital stock were recorded at par and additional paid in capital was adjusted to record the balance of equity.

Note 4	Rights to gaming software and domains

On July 21, 2009, the Company purchased all the business rights, including domain names, trademarks, proprietary software codes, company intellectual property and formulas for $1,100,000. The assets purchased will enable the Company to operate an online gaming site. The site is not yet operational and no amortization has been charged.

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Note 5	Accrued liabilities – related parties

Accrued liabilities, due to related parties, consist of the following:

	2010	2009

Interest on notes	$77,674	$17,569
Management salaries	822,930	332,930
	$900,604	$350,499

Transactions with related parties are recorded at the price agreed upon between them and do not necessarily represent fair value.

Note 6	Notes payable to related party

The notes payable are due to a director and major shareholder and bear interest at prime plus 2%. Although payable on demand, such demand for repayment shall not be made by the lender until the earlier of (1) December 31, 2011 or (2) the date upon which the Company is in receipt of revenue from sales of products or services or sale of equity securities.

Note 7	Capital stock

On July 15, 2007 the Company completed a quasi reorganization when the District Court, Arapahoe County, State of Colorado granted guardianship with full and absolute authority to conduct the affairs of the Company. At that time there were 97,855,005 shares of common stock issued and outstanding.

On May 15, 2008 the Directors authorized a reverse stock split of 1:15. These statements give retroactive effect to that transaction.

On May 15, 2008 the Company issued 1,569,934 shares at $.001 per share for a note receivable. The expected proceeds were recorded as subscriptions receivable.

On June 30, 2008 the Company issued 11,000,000 shares at $.001 per share for a note receivable. The expected proceeds were recorded as subscriptions receivable.

On July 15, 2008 the Company issued 4,000,000 shares at $.001 per share for a note receivable. The expected proceeds were recorded as subscriptions receivable.

On October 10, 2008 the Company issued 3,750,000 shares at $.001 per share for a note receivable. The expected proceeds were recorded as subscriptions receivable.

On February 16, 2009 the Company issued 13,000,000 shares at $.001 per share for a note receivable. The expected proceeds were recorded as subscriptions receivable.

On May 11, 2009 the Company issued 1,250,000 at $.001 per share shares for a note receivable. The expected proceeds were recorded as subscriptions receivable.

Effective December 31, 2009, the major shareholder applied a portion of the unpaid management wages that were owed to him against share subscriptions receivable. No subscriptions remain upaid.

As at December 31, 2010, there were no shares subject to options, warrants or other agreements.

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Note 8	Income taxes

The Company provides deferred income taxes for differences between the tax reporting basis and the financial reporting basis of assets and liabilities. The impact of differences between the Company’s reported income tax provision on operating income and the benefit that would otherwise result from the application of statutory rates is noted below. As management cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the deferred tax asset has been recorded.

Income tax recovery differs from that which would be expected by applying the effective rates to net loss as follows:

	2010	2009

Net loss before income taxes	$(578,605)	$(388,569)
Tax rate	19.63% - 39.63%	19.63% - 39.63%

Income tax recovery at statutory rates	$223,000	$150,000
Adjustment for permanent and timing differences	-	-
Valuation allowance	(223,000)	(150,000)
Net income tax benefit	$-	$-

The net deferred tax asset is comprised of the following:

	2010	2009
Net operating loss carried forward - $970,674 ($392,069 in 2009)	$374,000	$151,000
Valuation allowance	$(374,000)	$(151,000)
	$-	$-

The ability to apply these losses expires under normal circumstances in 2030.

Note 9	Contingency

In the event of the sale of a majority of the shares of common stock of the Company to a third party, the current Board of Directors and Officers have employment contracts that stipulate they will receive a bonus, the aggregate of which would be at least $1,080,000

Carlyle Gaming & Entertainment Ltd.
Financial Statements
December 31, 2010
Audited

Note 10	Security agreement

The Company entered into a Loan and Security agreement with Intercapital Management Ltd. whereby Intercapital Management Ltd. made available a line of credit of $1,000,000. In consideration for the line of credit, the Company granted a security interest by way of: (i) accounts; (ii) software and hardware; (iii) contract rights; and (iv) fixed assets and other assets. Interest is charged at the prime rate plus 2%. The term of the agreement shall continue until the latest of: (a) 60 days after either party provides written notice of termination to the other. The agreement is also personally guaranteed by our Chief Executive Officer.

Note 11	Subsequent events

Significant events and transactions have been evaluated from December 31, 2010 through the availability and release of the financial statements on April 6, 2011.